EXHIBIT 23.1

Profit Sharing Plan for Employees of
Alliance Capital Management L.P.

Consent of Independent Registered Public Accounting Firm

Board of Directors

Alliance Capital Management L.P.:

We hereby consent to the incorporation by reference in Registration Statement No. 033-54575 on Form S-8 of Alliance Capital Management L.P. of our report dated June 24, 2004, relating to the statements of net assets available for benefits of the Profit Sharing Plan for Employees of Alliance Capital Management L.P. (the Plan) as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended and the related supplemental Schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2003, which report appears in the December 31, 2003 annual report on Form 11-K of the Plan.

/s/ KPMG LLP
New York, New York
June 28, 2004